True Leaf Brands Inc. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Announces Consolidation of Common Shares

Vernon, BC - December 9, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("True Leaf" or the "Company") announces that it  plans to consolidate all of the Company's issued and outstanding common shares (the "Share" and, collectively, "Shares") on the basis of nine (9) to one (1) (the "Consolidation"). The Consolidation was previously announced on November 17, 2020 as part of its restructuring plan.

Effective December 10, 2020, with a record date of December 11, 2020, the Company expects to begin trading the Shares on the Canadian Securities Exchange on a post-Consolidation basis under its existing name and ticker symbol. The new CUSIP and ISIN for the Shares is 89785F209 and CA89785F2098, respectively.

Prior to the Consolidation, the Company had 102,370,431 pre-consolidation Shares issued and outstanding. Following the Consolidation, the Company has approximately 11,374,492 post-consolidation Shares issued and outstanding. In the event that the Consolidation would otherwise result in the issuance to any shareholder of a fractional post-Consolidation Share, no fractional post-Consolidation Common Shares shall be issued and the number of post-Consolidation Shares issuable to such shareholder that is less than 1/2 of a share will be cancelled and each fractional share that is at least 1/2 of a share will be changed to one whole common share. Except for any change resulting from the rounding described above, the change in the number of Shares outstanding that would result from the Consolidation will cause no change in the stated capital attributable to the Shares.

A letter of transmittal will be mailed to registered shareholders providing instructions to surrender the certificates evidencing the pre-consolidation Shares held in exchange for replacement certificates or Direct Registration Advice representing the number of post-consolidation Shares to which they are entitled as a result of the Consolidation. Until surrendered, each certificate representing pre-consolidation Shares will be deemed for all purposes to represent the number of whole post-consolidation Shares to which the holder thereof is entitled because of the Consolidation. Shareholders who hold their pre-consolidation Shares in brokerage accounts or in "street name" are not required to take any action to surrender or exchange the pre-consolidation Shares so held.

About True Leaf

True Leaf Brands Inc. is a wellness company. Its True Leaf Cannabis Inc. division is a Licensed Producer and owner of True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis in Lumby, British Columbia.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford

Interim Chief Executive Officer

darcy@trueleafbrands.com

250-260-0676

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbor protection for all forward-looking statements. Forward-looking statements in this news release include - but are not limited to - statements related to the Consolidation.

More particularly and without limitation, this release contains forward-looking statements and information relating to implementation of the Consolidation and the timing thereof. There is a risk that the Consolidation may not occur or occur as planned, and there is a risk that such event(s) occurring or not occurring (whether at all or as planned) may have adverse unforeseen impact on the Company, its market for securities, and/or its future business prospects (which include fundraising and operational matters). Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and except as required by law, the Company undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Investors are cautioned against attributing undue certainty to forward-looking statements. For further information on risk, investors are advised to see the Company's MD&A and other disclosure filings with the CSE regulators which are found at www.sedar.com.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.